Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS

OF

SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

OF

GASTAR EXPLORATION INC.

Gastar Exploration Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Gastar Exploration Inc.

SECOND: The Corporation’s Certificate of Designations of Series C Junior Participating Preferred Stock (the “Certificate of Designations”) was filed with the Office of the Secretary of State of the State of Delaware on January 19, 2016.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law (the “DGCL”) adopted resolutions to amend the Certificate of Designations, and, pursuant to Section 242(b) of the DGCL, no approval of such amendment by the stockholders of the Corporation was required.

FOURTH: Paragraph (1) of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

(1) Designation and Amount. The shares of such series shall be designated as “Series C Junior Participating Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting the Series C Preferred Stock shall be 550,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock.

EXCEPT AS AMENDED ABOVE, the Certificate of Designations shall remain in full force and effect.

IN WITNESS WHEREOF, Gastar Exploration Inc. has caused this Certificate of Amendment to be executed on behalf of the Corporation by the undersigned authorized officer this 27th day of January, 2017.

/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATIONS